UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1)

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

IsoPlexis Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

On April 27, 2022, IsoPlexis Corporation (the “Company”) filed a DEF14A that inadvertently mis-categorized certain fees paid to its independent registered public accounting firm and failed to include certain beneficial owners of greater than 5% of the Company’s stock. Below is a corrected DEFR14A that corrects disclosures with respect to such fees and updates the names and addresses and the percentage ownership of beneficial owners of more than 5% of the company’s outstanding stock. A printed version of the corrected DEFR14A is the only version of the DEFR14A that will be mailed to stockholders.

IsoPlexis Corporation

35 N.E. Industrial Road

Branford, CT 06405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 16, 2022

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of IsoPlexis Corporation, a Delaware corporation. The meeting will be held on Thursday, June 16, 2022 at 4:00 p.m. local time at 36 East Industrial Road, Branford, CT 06405 for the following purposes:

1.	To elect the three Class I nominees named herein to our Board of Directors to hold office until the 2025 annual meeting of stockholders.

2.	To ratify the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.

3.	To conduct any other business properly brought before the meeting. These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 20, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. On or about May 4, 2022, we will be mailing our Proxy Materials to our stockholders.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on

Thursday, June 16, 2022 at 4:00 p.m. local time at

36 East Industrial Road, Branford, CT 06405

The proxy statement and annual report to stockholders are also available at www.isoplexis.com.

By Order of the Board of Directors

/s/Richard W. Rew II

Richard W. Rew II

Senior Vice President, General Counsel & Secretary

Branford, CT

April 29, 2022

1

IsoPlexis Corporation

35 N.E. Industrial Road

Branford, CT 06405

PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 16, 2022

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of IsoPlexis Corporation for use at the Annual Meeting of Stockholders to be held on Thursday, June 16, 2022, and including any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Thursday, June 16, 2022 at 4:00 p.m. local time at our offices located at 36 East Industrial Road, Branford, CT 06405. Directions to the Annual Meeting may be found at www.isoplexis.com. Information on how to vote in person at the Annual Meeting is discussed below.

In light of the ongoing COVID-19 pandemic, we are mindful that there may be restrictions on public gatherings that may be in effect on the date of the Annual Meeting. If such restrictions are put in place that would preclude the holding of the annual meeting in person as planned, we will arrange for meeting via the internet, although we have not arranged for such a meeting format at this time.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 39,043,156 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 20, 2022, your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, via U.S. mail, or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 20, 2022, your shares are held not in your name but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and this proxy statement is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1 - To elect the three Class I nominees named herein to our Board of Directors to hold office until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal; and

•	Proposal No. 2 - To ratify the selection by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

What if another matter is properly brought before the Annual Meeting?

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, or through the Internet or vote by proxy using the proxy card that is being delivered to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that is being delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 15, 2022 to be counted.

•	To vote through the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 15, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2022.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet, via U.S. mail, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee (sometimes referred to as shares held in “street name”) and you do not provide instructions how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

•	“For” the election of all three Class I nominees for director; and

•	“For” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.

If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, we may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Broadridge Financial Solutions, Inc. will be paid its customary fee of approximately $7,000, exclusive of printing and mailing fees. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each set to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 35 N.E. Industrial Road, Branford, CT 06405.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card, telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 28, 2022, to our Secretary at 35 N.E. Industrial Road, Branford, CT 06405. If you wish to submit a proposal (including a director nomination) at the 2023 annual meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than the close of business on February 16, 2023, nor later than the close of business on March 18, 2023; provided, however, that if our 2023 annual meeting is held before May 17, 2023, or after July 16, 2023, notice by the stockholder to be timely must be received prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares and such shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” and we therefore expect broker non-votes in connection with this proposal.

How many votes are needed to approve each proposal?

On each matter to be voted upon, stockholders have one vote for each share of our common stock owned as of April 20, 2022. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	To elect three Class I directors	PLURALITY of votes cast	None	None
2	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022	MAJORITY of shares present in person and entitled to vote on the matter	Against	Not applicable(1)

(1)        This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares of common stock in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of our then outstanding shares of the common stock entitled to vote are present at the Annual Meeting in person or represented by proxy. On the record date, there were 39,043,156 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will have no effect on the outcome of the vote for Proposal No. 1 and abstentions will have the effect of a vote against Proposal No. 2. However, brokers will have discretionary authority to vote on Proposal No. 2. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

All references to “IsoPlexis,” “we,” “us” or “our” in this proxy statement mean IsoPlexis Corporation and, as applicable, its consolidated subsidiaries.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class has a three-year term. Vacancies on our Board may be filled only by persons elected by a majority of the remaining directors then in office. A director elected to the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified, subject to their earlier resignation or removal. There are currently no vacancies on our Board to be filled.

Our Board has nominated for election at the Annual Meeting Gregory P. Ho, Daniel Wagner, and Adam Wieschhaus, Ph.D., to hold office until the 2025 annual meeting of stockholders, or until his successor is elected and qualified, subject to such director’s earlier resignation or removal. Each of the nominees currently serves as a Class I director on our Board. We encourage directors and nominees for directors to attend the Annual Meeting.

In accordance with our Amended and Restated Bylaws, directors are elected if they receive a plurality of the votes cast at the annual meeting.

Set forth below is certain information for each nominee and each director as of April 20, 2022.

Name	Age	Position(s)
Gregory P. Ho	69	Class I nominee
Daniel Wagner	51	Class I nominee
Adam Wieschhaus	39	Class I nominee
Michael Egholm	59	Class II director
James R. Heath	60	Class II director
Siddhartha Kadia	52	Class II director
Jason Myers	46	Class III director
John G. Conley	65	Class III director and Chairman of the Board
Sean Mackay	39	Class III director and CEO

CLASS I DIRECTOR NOMINEES

Our Nominating and Governance Committee and our Board seek to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, our Board has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that our Board views as critical to effective functioning of our Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led our Board to believe that that nominee should continue to serve on our Board. However, each of the members of our Board may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for our Board, and these views may differ from the views of other members.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led our Board to recommend that person as a nominee for director, as of the date of this proxy statement.

Gregory P. Ho has served as a member of our board of directors since 2014. Mr. Ho serves as President of Spring Mountain Capital, LP (“SMC”), an investment management firm that he co-founded with John L. Steffens in 2001. Previously, he was a Principal and Chief Financial Officer of McKinsey & Company, Inc. (“McKinsey”). During his 16 years with McKinsey, he led financial and tax planning for the firm and its worldwide partner group. Mr. Ho was also a member of the firm’s Investment Committee and a Trustee of McKinsey’s Profit-Sharing Retirement Plan. In these capacities, he oversaw the identification, evaluation, and selection of traditional and alternative asset managers and investments for over $1 billion of assets managed by the McKinsey Investment Office. After leaving McKinsey in 1998 and prior to co-founding SMC, Mr. Ho was a private investor and consultant. Prior to joining McKinsey, he was associated with the law firm of Donovan Leisure Newton & Irvine. Mr. Ho currently serves on the boards of ReNetX Bio, Inc. and AtlasXomics Inc. and is a member of the Advisory Board for Venture for America. He received a J.D. from Columbia Law School and a B.S. with honors in Administrative Science from Yale College. He is a member of the New York Bar and the California Bar. We believe that Mr. Ho is qualified to serve on our board of directors because of his financial expertise and experience in the venture capital industry.

Daniel Wagner has served as a member of our board of directors since 2014. Mr. Wagner has served as Senior Managing Director of Investments at Connecticut Innovations, Incorporated (“CI”) since 2007 and is an active board member of multiple life sciences companies. Mr. Wagner contributes to CI’s expertise in biotechnology with more than 10 years in the industry. He was previously employed by CuraGen Corporation, where he held a variety of scientific and operational management positions. He holds an M.B.A. and M.H.S. degree in Biomedical Sciences from Quinnipiac University, and a B.S. degree in Biology from the University of Dayton. We believe that Mr. Wagner is qualified to serve on our board of directors because of his extensive experience in the biotechnology and life sciences industries and experience serving as a member of other private and public company boards.

Adam Wieschhaus, Ph.D., CFA, has served as a member of our board of directors since 2021. Dr. Wieschhaus serves as a Director at Northpond Ventures, LLC (“Northpond Ventures”), a global science, medical, and technology-focused venture capital firm, since 2020, where he leads the firm’s work in life science research and development solutions, molecular diagnostics, and environmental sciences. Previously, Dr. Wieschhaus was a Vice President at Cowen and Company, where he covered the life science tools and diagnostics space from 2014 to 2020. Prior to Cowen, he conducted his postdoctoral studies at Tufts Medical School, where he developed and refined drug candidates across several therapeutic areas. Dr. Wieschhaus serves on the boards of directors of various private companies, including Inflammatix, Isolere Bio, Ori Biotech, SpeeDx, Torus Biosystems, Ultivue, and Vestaron. He holds a Ph.D. from the University of Illinois College of Medicine, a B.S. in biochemistry and molecular biology from University of Georgia, and is a CFA charterholder. We believe Dr. Wieschhaus is qualified to serve on our board of directors because of his financial, managerial, and scientific experience, coupled with his substantial experience as an investor in emerging tools and diagnostics companies.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF EACH NAMED CLASS I NOMINEE.

CONTINUING DIRECTORS

Class II Directors Continuing in Office until the 2023 Annual Meeting

Michael Egholm, Ph.D., has served as a member of our board of directors since 2018. Dr. Egholm has served as Chief Executive Officer and as a member of the Board of Directors of Standard Biotools, Inc., a life science tools company, since October, 2021. Prior to this service, Dr. Egholm served as the Chief Technology Officer of Danaher Life Sciences, the life sciences arm of Danaher Corporation, a global science and technology company, from 2017 to 2021. Prior to that, he served as President, Biopharmaceuticals at Pall Corporation, a global supplier of filtration, separations and purification products, from 2014 to 2017 and as their Chief Technology Officer from 2010 to 2014. Dr. Egholm completed his Ph.D. and Master’s degree in Chemistry at the University of Copenhagen. We believe that Dr. Egholm is qualified to serve on our board of directors because of his expertise in the field of biochemistry and life sciences and track record of academic excellence.

James R. Heath, Ph.D., has served as a member of our board of directors since 2015. Dr. Heath has been president of the Institute of Systems Biology since 2018 and serves on the boards of PACT Pharma, Inc., a biotechnology company, and Indi Molecular, Inc., an emerging life sciences company. He is also a member of the Scientific Advisory Board of AtlasXomics Inc., a biotechnology company, and previously served on the board of Sofie Biosciences, Inc., a biotechnology company that he co-founded, from 2010 to 2020. Dr. Heath was the Elizabeth W. Gilloon Professor and Professor of Chemistry at Caltech from 2003 to 2018, and Professor of Molecular & Medical Pharmacology at the University of California, Los Angeles (UCLA), and Director of the National Cancer Institute’s NSB Cancer Center. He has founded or co-founded several companies, including NanoSys, MTI, and Indi Dx, and has served on the board of a number of organizations including the Board of Scientific Advisors of the National Cancer Institute. Dr. Heath graduated with a degree in Chemistry from Baylor University in Texas. He completed his Ph.D. in Physics and Chemistry from Rice University. He was awarded the 2000 Feynman Prize in Nanotechnology. He became a fellow of American Physical Society in 1999 and in 2009 he was named one of the seven most powerful innovators of the world by Forbes magazine. We believe that Dr. Heath is qualified to serve on our board of directors because of his extensive medical and scientific knowledge and track record of academic excellence.

Siddhartha Kadia, Ph.D., has served as a member of our board of directors since 2021. Dr. Kadia has served as the Chief Executive Officer of Berkely Lights, Inc., a life science tools company, since March, 2022. Dr. Kadia currently serves on the boards of NuVasive, Inc., a medical devices company, Berkeley Lights Inc., and ALS Limited, a testing and verification services company, as well as other private biotechnology companies. Dr. Kadia also previously served on the board of publicly listed Horizon Discovery Group, Volcano Corporation and Newport Corporation. From 2014 to 2018, Dr. Kadia served as president and CEO of EAG, Inc., a global scientific services company providing analytical testing and consulting solutions. Prior to his time at EAG, Inc., Dr. Kadia spent nine years with Life Technologies Corporation and its predecessor Invitrogen Corporation. Dr. Kadia held various positions with increasing responsibilities, including marketing and operations roles, as well as leadership roles in Japan and China. Most notably, he served as President, Life Sciences Division at Life Technologies where he managed a $2 billion product portfolio. Prior to Life Technologies, Dr. Kadia was a management consultant at McKinsey & Company in the Healthcare Practice, assisting global medical device companies, local and state governments, and healthcare providers. Dr. Kadia earned a B.E. in electronics and telecommunications from Gujarat University in India, an M.S. in biomedical engineering from Rutgers University, and a Ph.D. in biomedical engineering from Johns Hopkins University. We believe that Dr. Kadia is qualified to serve on our board of directors because of his extensive experience in leadership and the biotechnology and life sciences industries.

Class III Directors Continuing in Office until the 2024 Annual Meeting

John G. Conley has served as the chairman of our board of directors since 2014. Mr. Conley also serves on the board of Cognoptix, Inc., a biotechnology company, and Windgap Medical, Inc., a pharmaceutical company. Mr. Conley is also currently a partner at Gilliam Capital LLC, a life science investment firm he co-founded in 2007, and has been a member of Launchpad Venture Group since 2013. From 2015 to 2018, Mr. Conley served as the Chief Operating Officer of Entrepreneurship for All, a nonprofit that is accelerating economic and social impact through fostering entrepreneurship in mid-sized cities. He co-founded the RNA interference therapeutics company Alnylam Pharmaceuticals in 2002 where he held the position of Vice President, Strategy and Finance and Chief Financial Officer through to its successful IPO in 2004. Prior to that, he had over ten years of experience at Biogen where he served in several marketing, business development, sales and finance positions, including Country Manager – United Kingdom and Ireland, and Treasurer. He was a Manager at the strategy-consulting firm of Bain & Company for four years. Mr. Conley graduated with a B.S. in Economics from the University of Pennsylvania’s Wharton School and an M.B.A. from the Yale School of Management. He was a 2014

Fellow in the Advanced Leadership Initiative at Harvard University. We believe that Mr. Conley is qualified to serve on our board of directors because of his extensive leadership experience in the biotechnology and life sciences industries.

Sean Mackay, our co-founder, has served as our Chief Executive Officer and as a member of our board of directors since 2014. Mr. Mackay also serves on the board of AbbraTech, a biotechnology company. Previously, Mr. Mackay worked at Lazard, and advised on a number of transactions across industries, helping life sciences and medical device companies manage and reconfigure their capital structures to pursue various operational goals. Additionally, Mr. Mackay was part of Kleiner Perkins-incubated Lifesquare, which aimed to connect patients, payers, and providers through sharing essential healthcare information. Throughout his career, Mr. Mackay has focused on advising and building companies that can improve the healthcare ecosystem with breakthrough technology. Mr. Mackay has co-authored publications centered around immunology and is an inventor on various patents for single cell products. We believe that Mr. Mackay is qualified to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer, his experience in the biotechnology and life sciences industry and his scientific knowledge.

Jason Myers, Ph.D., has served as a member of our board since 2021. Dr. Myers currently serves as the Chief Executive Officer and as a member of the board of GenapSys, a genomic sequencing technology company. From 2015 to 2020, Dr. Myers founded and served as CEO and member of the board of directors of ArcherDX, Inc., a genomics and oncology technology company. He later served as President and member of the board of directors of Invitae Corporation, a medical genetics company, following its acquisition of ArcherDX, where he led oncology strategy development from 2020 to 2021. Prior to founding ArcherDX, Dr. Myers led cross-functional platform and sequencing application development for Ion TorrentTM, which was acquired by Life Technologies in 2010. Dr. Myers received his Ph.D. in Molecular Pharmacology from Stanford University School of Medicine and a Bachelor of Science from Colorado State University. We believe Dr. Myers is qualified to serve on our board of directors because of his extensive experience in the biotechnology industry and experience scaling businesses and bringing innovative technologies to market.

PROPOSAL 2

TO RATIFY THE SELECTION BY OUR AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022

Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of Deloitte & Touche LLP for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and those of our stockholders.

“For” votes exceeding the number of shares voted “Against” or "Abstain" from holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting that cast votes is required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will count towards a quorum, but broker non-votes will have no effect on the outcome of this Proposal 2. However, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on this proposal.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the years ended December 31, 2021 and 2020 by Deloitte & Touche LLP, our principal accountant.

	For the Year Ended
(in thousands)	12/31/2021	12/31/2020
Audit Fees (1)	$1,754	$225
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,754	$225

(1)       Audit fees for 2021 and 2020 consist of fees billed for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements, and audit services that are normally provided by independent registered public accounting firm in connection with regulatory filings and were $846,000 and $225,000 respectively. The audit fees for the fiscal year ended December 31, 2021 also include fees for professional services provided in connection with our initial public offering, including comfort letters, consents and review of documents filed with the SEC which totaled $908,000.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Our Audit Committee has determined that the services other than audit services rendered by Deloitte & Touche LLP during the fiscal year ended December 31, 2021 are compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under The Nasdaq Stock Market LLC (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, our Board has affirmatively determined that all our directors and nominees, with the exception of Sean Mackay, our Chief Executive Officer and President, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with IsoPlexis.

Our Board considered the relationships between such directors and certain of our investors and determined that such relationships did not affect such directors' independence under Nasdaq listing standards, or, where applicable, under SEC rules.

Board Leadership Structure

Our Board has an independent Chairman who has authority, among other things, to preside over Board meetings, including meetings of stockholders, and shall have such powers and duties as may, from time to time, be assigned by the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the Chairman and Chief Executive Officer positions reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of our Board to monitor whether management's actions are in our best interests and those of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of our Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Board has received regular updates from the management team on the continuing COVID-19 pandemic and is involved in decisions related to the impact of the COVID-19 pandemic on our business. Our Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with certain legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Management periodically reports to the Board or relevant committee, which provides guidance on risk assessment and mitigation. Each committee charged with risk oversight reports to the Board on such matters.

Meetings of the Board of Directors

Our Board met five (5) times during 2021. Each Board member in 2021 attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the year for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in 2021, our independent directors met three times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

Our Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Isoplexis.

The following table provides our committee membership for each Board committee and the number of meetings held by each committee in 2021.

Name	Audit	Compensation	Nominating and Governance
John G. Conley	X	—	X
Michael Egholm	—	X*	—
James R. Heath	—	—	X
Gregory P. Ho	X*	—	—
Siddhartha Kadia	—	—	X*
Jason Myers	—	X	—
Daniel Wagner	X	—	—
Adam Wieschhaus	—	X	—
Total meetings in 2021	2	2	1

* Committee Chairperson

Audit Committee

The Audit Committee was established by our Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The purpose of the Audit Committee is assisting the board of directors’ oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the independent auditors and our internal audit function. The responsibilities of the Audit Committee include:

•       appointment, compensation, retention and oversight of the work of our independent auditors and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation service;

•       pre-approval, or the adoption of appropriate procedures to pre-approve, all audit and non-audit services to be provided by our independent auditors;

•       consideration of reports or communications submitted to the Audit Committee by our independent auditors, including reports and communications related to the overall audit strategy;

•       meeting with management and our independent auditors to discuss the scope of the annual audit, to review and discuss our financial statements and related disclosures, to discuss any significant matters arising from any audit and any major issues regarding accounting principles and financial statement presentations;

•       discussing with members of the legal department any significant legal, compliance or regulatory matters that may have a material effect on our financial statements, business or compliance policies; and

•       establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee is currently comprised of three directors: Messrs. Ho, Conley and Wagner. Mr. Ho serves as the Chair of the Audit Committee. Our Board has adopted a written Audit Committee charter that is publicly available in the corporate governance section of our website at www.isoplexis.com.

Our Board reviews the definition of independence for Audit Committee members on an annual basis and has determined that Messrs. Ho, Conley and Wagner satisfy the independence standards for such committee established by Rule 10A-3 under the Exchange Act, and other SEC and Nasdaq listing standards, as applicable, including Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards.

Our Board has also determined that Messrs. Ho, Conley and Wagner qualify as an “audit committee financial experts,” as defined in applicable SEC rules. Our Board made a qualitative assessment of Messrs. Ho, Conley and Wagner’s level of knowledge and experience based on a number of factors, including Mr. Ho’s previous experience as a Chief Financial Officer, Mr. Conley’s experience running an investment firm, and Mr. Wagner’s experience as the managing director of an investment firm.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021.

Mr. Gregory P. Ho

Mr. John G. Conley

Mr. Daniel Wagner

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently comprised of three directors: Messrs. Egholm, Myers and Dr. Wieschhaus. Mr. Egholm serves as the Chair of the Compensation Committee. Each of Messrs. Egholm, Myers and Dr. Wieschhaus are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). Our Board has adopted a written Compensation Committee charter that is available to stockholders in the corporate governance section of our website at www.isoplexis.com.

The responsibilities of the Compensation Committee include:

•       establishing and approving, and making recommendations to the board of directors regarding, performance goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of those goals and objectives and setting, or recommending to the full board of directors for approval, the Chief Executive Officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•       setting the compensation of our other executive officers, based in part on recommendations of the Chief Executive Officer;

•       exercising administrative authority under our equity incentive plans and employee benefit plans;

•       establishing policies and making recommendations to our board of directors regarding director compensation; and

•       preparing a compensation committee report on executive compensation as may be required from time to time to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Each year, our Compensation Committee reviews with management our executive compensation tables and accompanying narrative disclosure and considers whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

The agenda for each meeting of the Compensation Committee is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the Senior Vice President of People Operations. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of our Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising our Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

In January 2022, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, IsoPlexis’s Compensation Committee engaged F. W. Cook as compensation consultants. F.W. Cook was selected because it is a well-known and respected national compensation consulting firm that commonly provides information, recommendations and other executive compensation advice to compensation committees and management. F. W. Cook developed recommendations that were presented to the Compensation Committee and ultimately, the Board for consideration. In 2022, the Compensation Committee requested that F.W. Cook:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
•

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of our Board (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting candidates for election to our Board, making recommendations to our Board regarding the membership of the committees of the Board, assessing the performance of management and our Board. The responsibilities of the Nominating and Governance Committee include:

•       identifying and recommending director nominees, consistent with criteria approved by the board of directors;

•       developing and recommending to the board of directors standards to be applied in making determinations as to the absence of material relationships between us and a director; and

•       developing and recommending corporate governance guidelines to the board of directors.

The Nominating and Governance Committee is comprised of three directors: Dr. Kadia, Dr. Heath and Mr. Conley. Dr. Kadia serves as Chair of the Nominating and Governance Committee. All members of our Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Our Board has adopted a written Nominating and Governance Committee charter that is available to stockholders in the corporate governance section of our website at www.isoplexis.com.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Our Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, our Nominating and Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, our Nominating and Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the needs of our Board, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, our Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our Nominating and Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Governance Committee does not have a policy with regard to director candidates recommended by stockholders. Our Nominating and Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications with the Board of Directors

The Board desires that the views of our stockholders be heard by the Board, its committees or individual directors, as applicable, and that appropriate responses be provided to stockholders on a timely basis. Stockholders wishing to formally communicate with the Board, any committee of the Board, the independent directors as a group or any individual director may send communications directly to us at: IsoPlexis Corporation, 35 N.E. Industrial Road, Branford, CT 06405, Attention: Corporate Secretary. All clearly marked written communications, other than unsolicited advertising or promotional materials, are logged and copied, and forwarded to the director(s) to whom the communication was addressed. Please note that the foregoing communication procedure does not apply to (i) stockholder proposals pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals or (ii) service of process or any other notice in a legal proceeding.

Board Diversity

The Board has adopted a Diversity Policy set forth in the Company’s Corporate Governance Guidelines. Pursuant to the Diversity Policy, the Board believes it is important for directors to represent diverse viewpoints and professional backgrounds and experiences and, further, that the personal backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities. The Nominating and Governance Committee reviews the makeup of the Board and the nominees for election with this Diversity Policy in mind. Upon consideration of this diversity policy, the Nominating and Governance Committee recommended to the Board that it seek to add gender diversity to its current membership. The Board is therefore committed to recruiting and appointing a qualified female board member prior to the Company’s 2023 Annual Meeting.

Code of Ethics

In August, 2021, we adopted our Code of Business Conduct and Ethics that applies to all officers, directors, employees and agents. The Code of Business Conduct and Ethics is available in the corporate governance section of our website at www.isoplexis.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms received by us, and on representations made to us, we believe that during the year ended December 31, 2021, all filing requirements applicable to all officers, directors and greater than 10% beneficial shareholders were timely complied with.

Hedging Policy

We generally do not permit our board of directors, executive officers, and employees to engage in the trading of derivative securities, short sales, transactions in put or call options, hedging transactions, pledges, holding equity securities in margin accounts or other inherently speculative transactions relating to our equity securities.

Director Compensation for 2021

In August 2021, prior to our initial public offering, we adopted our Non-Employee Director Compensation Program. Our Non-Employee Director Compensation Program is intended to attract and retain, on a long-term basis, exceptional directors. We intend to periodically evaluate our Non-Employee Director Compensation Program as part of our regular review of our overall compensation strategy.

Under our Non-Employee Director Compensation Program, each non-employee director receives cash and equity compensation for services on our board of directors. We also reimburse our non-employee directors for reasonable out-of-pocket and documented expenses incurred in attending meetings of the board of directors or any committee thereof. Each non-employee director is entitled to receive an annual retainer of $40,000, payable quarterly in arrears. In addition, the non-executive chair of our board of directors, committee chairs and committee members are entitled to receive the following additional annual retainers, payable quarterly in arrears:

•	$30,000 for the non-executive chair of our board of directors;

•	$15,000 for the chair of our Audit Committee;

•	$8,000 for the chair of our Nominating and Governance Committee;

•	$10,000 for the chair of our Compensation Committee;

•	$7,500 for each other member of our Audit Committee;

•	$4,000 for each other member of our Nominating and Governance Committee; and

•	$5,000 for each other member of our Compensation Committee.

Each person who becomes a non-employee director will receive an automatic initial award of a number of stock options to purchase shares of our common stock determined by dividing $374,000 by the grant date closing price of our common stock. This initial award will vest in equal monthly installments over approximately three years, subject to the non-employee director continuing in service through each applicable vesting date. Additionally, on the date of each annual meeting of our stockholders following the effective date of our Non-Employee Director Compensation Program, each non-employee director continuing in service after the meeting will automatically be granted a number of stock options to purchase shares of our common stock determined by dividing $187,000 by the grant date closing price of our common stock. Such annual grants will vest on the earlier of (i) the first anniversary of such grants and (ii) the day prior to the date of the next annual meeting following the applicable grant date, in each case, subject to such non-employee director continuing in service through the vesting date.

The following table summarizes the compensation paid with respect to the fiscal year ended December 31, 2021 to each of the Company’s non-employee directors:

Name	Fees earned of paid in cash ($)	Option Awards ($) (1)	All Other Compensation ($)	Total ($)
John G Conley	—	23,680	—	23,680
Michael Egholm	12,500	236,800	—	249,300
James R. Heath	—	23,680	—	23,680
Gregory P. Ho	—	—	—	—
Siddhartha Kadia	30,167	146,000	—	176,167
Jason Myers	12,500	236,800	—	249,300
Daniel Wagner	—	—	—	—
Adam Wieschhaus	—	—	—	—

(1)        We utilize the grant date fair value using the Black-Scholes method as described in Note 9 to the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021.

EXECUTIVE OFFICERS

The following table sets forth information about our executive officers.

Name	Age	Position(s)
Sean Mackay	39	Chief Executive Officer, co-founder and director
John Strahley	55	Chief Financial Officer
Jing Zhou	52	Chief Scientific Officer
Richard W. Rew II	54	Senior Vice President, General Counsel & Secretary

Sean Mackay’s biography is included under the section titled "Proposal No. 1 - Election of Directors".

John Strahley has served as our Chief Financial Officer since 2019. Prior to joining the Company, Mr. Strahley served as Managing Director at Ironwood Capital (“Ironwood”), a private equity fund manager, from 2010 to 2019. Mr. Strahley is a financial services professional with diverse experience in operational and investment roles with early-stage and closely held private companies. As CFO, Mr. Strahley leads strategic planning and financial management and reporting across the organization. While a Managing Director at Ironwood, Mr. Strahley was responsible for originating, structuring and closing debt and equity investments. In this role, Mr. Strahley worked closely with portfolio company management teams on strategy and execution, financial reporting, fund raising and acquisition. Prior to his time at Ironwood, Mr. Strahley was a Senior Vice President at Webster Bank, where he helped launch the bank’s venture capital practice, built a loan sales and structuring group and during the 2008 financial crisis, led the credit administration group. Mr. Strahley began his career as a certified public accountant.

Jing Zhou, M.D., Ph.D., has served as our Chief Scientific Officer since 2020. Dr. Zhou served as our Senior Vice President of Translational Medicine from January 2019 to December 2019, Vice President of Immunology and Translational Medicine from January 2017 to December 2018, and Director of Immunology from January 2016 to December 2016. Working with the talented multidisciplinary teams at the Company, she is responsible for developing single cell assays for precisely profiling the functional properties and heterogeneity of immune cells using our IsoCode proteomics platform, and for discovery of predictive biomarkers as correlates of patient outcome to immunotherapies. Since joining the Company in 2015, she has led multiple studies with various biopharma and trial center leaders, particularly in the immuno-oncology space, to develop single cell polyfunctional metrics that can distinguish and predict patient response to CAR-T and antibody-based cancer immunotherapies. These novel findings have led to numerous presentations at prestigious scientific conferences including AACR, ASH, ASCO, SITC, FOCiS and high-impact publications in journals such as Blood and JITC. Prior to joining the Company, she was an immunologist at the Yale School of Medicine with expertise in defining phenotype and functionality of immune cells in diseased and healthy settings, with a good track record of 30+ scientific publications in leading journals. Dr. Zhou earned her medical degree in Clinical Medicine from Bengbu Medical College, M.S. and Ph.D. in Immunology from Shanghai Jiao Tong University, and has been the principal investigator of NIH, AHA and Yale University grants.

Richard W. Rew II has served as our Senior Vice President, General Counsel and Secretary since 2021. Prior to joining the Company, Mr. Rew served as Senior Vice President, General Counsel and Secretary from 2015 to 2021 and also served as Chief Compliance Officer from February 2021 to July 2021 at Luminex Corporation (“Luminex”), a biotechnology company now part of DiaSorin S.p.A. At Luminex, Mr. Rew was responsible for managing all legal, compliance and corporate development matters, including multiple acquisitions. Prior to his time at Luminex, Mr. Rew served as Senior Vice President, General Counsel and Secretary at ArthroCare Corporation, a publicly-traded medical devices company, from 2009 to 2014. In this role, he helped guide the company through a restatement process and successful resolution of a multi-year Department of Justice and SEC investigation and related shareholder class action litigation. Mr. Rew holds a J.D. from the University of Oklahoma and a B.A. from the University of Texas at Austin.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2022 by:

•	each director and nominee for director;

•	each of our named executive officers;

•	each stockholder known by us to be beneficial owners of more than 5% of outstanding common stock; and

•	all of our current directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under the rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of March 31, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to the following table, to our knowledge all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Except as otherwise indicated, the address for each stockholder listed below is c/o IsoPlexis Corporation, 35 NE Industrial Rd, Branford, CT 06405.

Name and address of beneficial owners	Shares Beneficially Owned as of March 31, 2022	Percent Owned
5% stockholders:
Entities affiliated with Northpond Ventures, LP(1)	8,801,531	22.5%
Entities affiliated with Spring Mountain Capital, LP(2)	6,064,661	15.5%
Entities affiliated with Perceptive Advisors LLC(3)	4,875,530	12.2%
Entities affiliated with North Sound Ventures, LP (4)	3,778,558	9.7%
Connecticut Innovations, Incorporated(5)	2,672,123	6.8%
BlackRock, Inc.(6)	2,452,397	6.3%
Danaher Innovation Center LLC(7)	1,976,791	5.1%
Directors and named executive officers:
Sean Mackay(8)	2,012,158	5.2%
John Conley(9)	99,940	*
Michael Egholm	—	—%
James Heath (10)	240,388	*
Gregory Ho	—	—%
Siddhartha Kadia (11)	10,625	*
Jason Myers	—	—%
Richard W. Rew II	—	—%
John Strahley(12)	58,984	*
Daniel Wagner	—	—%
Adam Wieschhaus	—	—%
Jing Zhou(13)	65,150	*
Rajesh Khakhar	—	—%
All Directors and Executive Officers as a Group (13 persons) (14)	2,487,245	6.4%

*       Less than 1%

________________

(1)       Represents aggregate amount of beneficially owned common stock as reported in a Schedule 13D filed by filed jointly by Northpond Ventures, LP (“Northpond LP”), Northpond Ventures GP, LLC (“Northpond GP”), Northpond Capital, LP (“Northpond Capital”), Northpond Capital GP, LLC (“Northpond Capital GP”) and Michael P. Rubin on October 22, 2021. As of the date thereof, Northpond LP owned directly 6,727,570 shares of Common Stock. Northpond LP has the shared power to vote, or direct the voting of, and the shared power to dispose of, or direct the disposition of, the Common Stock held by it. As the general partner of Northpond LP, Northpond GP may be deemed to be the indirect beneficial owner of the 6,727,570 shares of Common Stock beneficially owned by Northpond LP. Northpond GP has the shared power to vote, or direct the voting of, and the shared power to dispose of, or direct the disposition of, the Common Stock held by Northpond LP. As of the date thereof, Northpond Capital owned directly 2,080,961 shares of Common Stock. Northpond Capital has the shared power to vote, or direct the voting of, and the shared power to dispose of, or direct the disposition of, the Common Stock held by it. As the general partner of Northpond Capital, Northpond Capital GP may be deemed to be the indirect beneficial owner of the 2,080,961 shares of Common Stock beneficially owned by Northpond Capital LP. Northpond Capital GP has the shared power to vote, or direct the voting of, and the shared power to dispose of, or direct the disposition of, the Common Stock held by Northpond Capital LP. Michael P. Rubin is the sole managing member of each of Northpond GP and Northpond Capital GP. As a result of the foregoing relationships, Mr. Rubin may be deemed to be the indirect beneficial owner of the 8,808,531 shares of Common Stock beneficially owned by Northpond LP and Northpond Capital LP. Mr. Rubin has the shared power to vote, or direct the voting of, and the shared power to dispose of, or direct the disposition of, the Common Stock held by Northpond LP and Northpond Capital LP. Each Reporting Person disclaimed beneficial ownership of the securities reported herein except to the extent of his or its pecuniary interest therein.

(2)       Represents aggregate amount of beneficially owned common stock as reported in a Schedule 13G filed by SMC Growth Capital II GP, LLC and affiliates on January 25, 2022. The securities are directly held by SMC Growth Capital Partners II, LP ("GCII"), SMC Private Equity Holdings, LP ("PEH"), and SMC Holdings II, LP ("Holdings"). SMC Growth Capital II GP, LLC, a Delaware limited liability company ("GCII GP"), is the general partner of GCII. SMC Private Equity Holdings G.P., LLC, a Delaware limited liability company ("PEH GP"), is the general partner of PEH. SMC Holdings II G.P., LLC, a Delaware limited liability company ("Holdings GP"), is the general partner of Holdings. Spring Mountain Capital G.P., LLC, a Delaware limited liability company ("SMC GP"), is the managing member of GCII GP and PEH GP. John L. Steffens and Gregory P. Ho each serve as a managing member of SMC GP and Holdings GP. The address of the entities mentioned in this footnote is 650 Madison Avenue, 20th Floor, New York, NY 10022.

(3)       Represents aggregate amount of beneficially owned common stock as reported in a Schedule 13G Amendment No. 1 filed by Perceptive Advisors LLC and affiliates on January 25, 2022. Neither Perceptive Advisors LLC (“Perceptive”) nor Joseph Edelman directly holds any shares of Common Stock. Perceptive Life Sciences Master Fund, Ltd. (“Master Fund”) directly holds 3,554,587 shares of Common Stock. Perceptive Credit Holdings III, LP (“Perceptive Credit Holdings III”) directly holds 335,962 shares of Common Stock and warrants exercisable for 780,032 shares of Common Stock. PCOF EQ AIV III, LP (“PCOF”) holds directly 204,949 shares of Common Stock. Perceptive Advisors LLC serves as the investment manager to the Master Fund. Perceptive Credit Advisors, LLC (“Perceptive Credit”) serves as the investment manager to Perceptive Credit Holdings III and PCOF. Mr. Edelman is the managing member of Perceptive Advisors LLC and Perceptive Credit. The address of Perceptive and Perceptive Credit is 51 Astor Place, 10th Floor, New York, New York 10003.

(4)       Represents aggregate amount of beneficially owned common stock as reported in a Schedule 13G filed by North Sound Ventures, LP and affiliates on December 23, 2021. As the general partner of North Sound Trading, LP (“NST”) and North Sound Ventures, LP (“NSV”), North Sound Management, Inc. (“NS Management”) may be deemed to beneficially own the shares held by NST and NSV. Brian Miller is the sole owner of NS Management and may be deemed to beneficially own the shares beneficially owned by NS Management. The address of the entities mentioned in this footnote is 115 East Putnam Avenue, Greenwich, CT 06830.

(5)       Represents aggregate amount of beneficially owned common stock as reported in a Schedule 13G filed by Connecticut Innovations, Incorporated (“CII”) on January 26, 2022. The address of CII is 470 James Street, Suite 8, New Haven, CT 06513.

(6)       Represents aggregate amount of beneficially owned common stock as reported in a Schedule 13G filed on February 4, 2022. The address of BlackRock, Inc. is 55 East 52nd Street, New York , NY 10055.

(7)       Represents aggregate amount of beneficially owned common stock as reported in a Schedule 13G filed on February 1, 2022. DHR Innovation Center LLC (“DHR Innovation”) is a subsidiary of Danaher Corporation. Danaher Corporation may be deemed to beneficially own the securities held by DHR Innovation. The address of DHR Innovation is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037.

(8)       Includes 1,212,958 shares underlying stock options that are currently exercisable as of March 31, 2022 or vest within 60 days of March 31, 2022.

(9)       Includes 35,188 shares underlying stock options that are currently exercisable as of March 31, 2022 or vest within 60 days of March 31, 2022.

(10)       Includes 240,388 shares underlying stock options that are currently exercisable as of March 31, 2022 or vest within 60 days of March 31, 2022.

(11)       Includes 10,625 shares underlying stock options that are currently exercisable as of March 31, 2022 or vest within 60 days of March 31, 2022.

(12)       Includes 46,484 shares underlying stock options that are currently exercisable as of March 31, 2022 or vest within 60 days of March 31, 2022.

(13)       Includes 65,150 shares underlying stock options that are currently exercisable as of March 31, 2022 or vest within 60 days of March 31, 2022.

(14)       Includes 1,610,793 shares underlying stock options that are currently exercisable as of March 31, 2022 or vest within 60 days of March 31, 2022.

EXECUTIVE COMPENSATION

IsoPlexis Executive Compensation

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers. Our executive compensation program is designed to attract, motivate and retain high quality leadership and incentivize our executive officers to achieve performance goals over the short- and long-term, which also aligns the interests of our executive officers with those of our shareholders.

Our named executive officers (“NEOs”) for 2021, which consist of our principal executive officer and our two other most highly compensated executive officers, were:

•Sean Mackay, our Chief Executive Officer;

•John Strahley, our Chief Financial Officer; and

•Peter Siesel, our Chief Commercial Officer.

Summary Compensation Table

The following table presents compensation awarded to, earned by and paid to our NEOs for the fiscal years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Nonequity Incentive Compensation ($)(2)	All Other Compensation $ (3)	Total ($)
Sean Mackay, Chief Executive Officer	2021	420,000	5,758,560	210,000	5,550	6,394,110
	2020	380,000	439,560	150,000	—	969,560
John Strahley, Chief Financial Officer	2021	325,000	774,000	113,750	5,362	1,218,112
	2020	250,000	—	75,000	—	325,000
Peter Siesel, Chief Commercial Officer	2021	300,000	678,400	180,000	6,525	1,164,925
	2020	171,875	40,700	110,000	—	322,575

________________

(1)       The amounts reported here do not reflect the actual economic value realized by each NEO. In accordance with SEC rules, these columns represent the grant date fair value of shares underlying stock options, calculated in accordance with Accounting Standards Update 718, “Compensation—Stock Compensation (Topic 718).” For additional information, see note 2 in “Notes to the Consolidated Financial Statements” contained in our Form 10-K for the year ended December 31, 2021. The assumptions used in calculating the grant date fair value of the stock options reported in this table are set forth in Note 9 in "Notes to the Consolidated Financial Statements" contained in our Form 10-K for the year ended December 31, 2021.

(2)       Reflects annual incentive bonuses. See “—Annual Incentive Awards” below for more information.

(3)       This column includes matching payments under our 401(k) plan

(4)       Reflects Mr. Siesel’s annual salary pro-rated from his hire date in May 2020.

Narrative Disclosure to Summary Compensation Table

The following describes the material elements of our compensation program for the year ended December 31, 2021 as applicable to our NEOs and reflected in the Summary Compensation Table above. As part of our transition to a publicly-traded company following our initial public offering in 2021, we are continuing to evaluate our executive compensation program, which may differ in several respects from our historical program.

Base Salary

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined the Company. In determining compensation for our executive officers, we considered salaries provided to executive officers of our peer companies, each executive officer’s anticipated role criticality relative to others at the Company, and our determination of the essential need to attract and retain these executive officers. Shortly after the completion of our Initial Public Offering, the Compensation Committee reviewed the base salary of our Chief Executive Officer, Mr. Mackay, and determined to raise it from $420,000 annually to $550,000 annually, effective January 1, 2022. The Committee later raised Mr. Strahley’s base salary from $325,000 annually to $375,000 annually, also effective January 1, 2022.

Annual Incentive Awards

Each of our NEOs is eligible to receive an annual cash bonus, with the target opportunity expressed as a percentage of base salary and payable based upon the achievement of performance goals set annually by our board of directors. On January 28, 2022, the Compensation Committee authorized the payment of 2021 bonuses to the Named Executive Officers based on 100% achievement of the 2021 revenue targets and other performance factors determined by the Compensation Committee. The Compensation Committee authorized bonuses of $210,000 for Mr. Mackay; $113,750 for Mr. Strahley and $180,000 for Mr. Siesel.

Employee Benefits and Perquisites

Our NEOs are eligible to participate in our health and welfare plans on the same terms and conditions as provided to our full-time employees generally. We generally do not provide our NEOs with perquisites or other personal benefits.

Retirement Benefits

We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The Company may elect to make matching or other contributions into participants’ individual accounts. The Company did not make any such contributions in 2020, but our board of directors has approved a 3% matching contribution beginning in respect of 2021. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Employment Agreements

We currently do not have a formal employment agreement or offer letter with Mr. Mackay.

In November 2019 and May 2020, Messrs. Strahley and Siesel, respectively, each executed an offer letter with the Company, which provides for at-will employment and sets forth initial base salary, eligibility for an annual cash bonus and certain employee benefits. Mr. Strahley’s offer letter additionally provides that upon a termination of his employment by the Company without cause at any time prior to, or within twelve months following, a “change in control” of the Company (as defined in the offer letter), Mr. Strahley would be entitled to an amount equal to six months of his then-current base salary, subject to his execution of the Company’s standard form of release agreement.

Long-Term Incentive Awards

We have granted our NEOs from time to time stock options to purchase shares of our common stock, each with an exercise price equal to the fair market value of a share of our common stock on the date of grant and subject to the terms of our 2014 Stock Plan and 2021 Omnibus Incentive Compensation Plan (see “—Equity Plans” below) and the applicable award agreement. Generally 25% of the stock options granted to the NEOs vest upon the first anniversary of the vesting commencement date, with the remainder vesting in 36 equal monthly installments thereafter. Certain of Mr. Mackay’s and Mr. Siesel’s stock options are also subject to performance goals. For more information on the stock options granted to our NEOs and any applicable performance goals, see “—Outstanding Equity Awards at Fiscal Year-End” and accompanying footnote disclosure below.

On February 21, 2021, the Company granted stock options to Mr. Siesel to purchase 20,000 shares of the Company’s common stock at an option price of $1.83/share. The options were granted for a ten (10) year period with 25% vesting on the first anniversary of the date of the grant and the remainder vesting in 36 equal monthly installments thereafter. On June 21, 2021 the Company granted stock options to our Executive Officers as follows. Mr. Mackay was granted options to purchase 744,000 shares of the Company’s common stock at an option price of $4.81/share. The options were granted for a ten (10) year period with 25% vesting on the first anniversary of the date of the grant and the remainder vesting in 36 equal monthly installments thereafter. Mr. Strahley was granted options to purchase 100,000 shares of the Company’s common stock at an option price of $4.81/share. The options were granted for a ten (10) year period with 25% vesting on the first anniversary of the date of the grant and the remainder vesting in 36 equal monthly installments thereafter. Mr. Siesel was granted options to purchase 80,000 shares of the Company’s common stock at an option price of $4.81/share. The options were granted for a ten (10) year period with 25% vesting on the first anniversary of the date of the grant and the remainder vesting in 36 equal monthly installments thereafter.

In the event a NEO terminates employment for any reason, all unvested stock options are forfeited, unless the NEO is terminated by the Company for cause, in which case both vested and unvested stock options are forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2021.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date
Sean Mackay	11/01/2015	113,333	6,667	—	0.28	10/31/2025
	10/20/2016	52,000	—	—	0.44	10/19/2026
	10/05/2017	122,500	17,500	14,000 (4)	0.73	10/4/2027
	01/16/2018	23,500	500	—	0.73	1/15/2028
	02/12/2018	48,000	—	—	0.73	2/11/2028
	06/29/2018	45,500	6,500	—	0.73	6/28/2028
	09/27/2018	32,500	7,500	—	0.73	9/26/2028
	12/14/2018	72,000	24,000	—	0.96	12/13/2028
	04/15/2020	680,000 (2)	—	—	1.03	4/14/2030
	06/21/2021	—	744,000	—	4.81	6/7/2031
John Strahley	12/04/2019	37,500	50,000	—	1.03	12/03/2029
	6/21/2021	—	100,000	—	4.81	6/7/2031
Peter Siesel	06/10/2020	31,666	80,000 (3)	—	1.03	06/09/2030
	2/22/2021	5,000	15,000	—	1.83	12/14/2030
	6/21/2021	—	80,000	—	4.81	6/7/2031

________________

(1)       These stock options are subject to the time-based vesting schedule described above in “—Long Term Incentive Awards.”

(2)       These stock options were granted subject to the achievement of certain 2020 revenue targets. In December 2020 our board of directors accelerated the vesting of these stock options.

(3)       Includes 28,000 stock options that were subject to vesting based upon the achievement of our 2020 revenue target, which was achieved, in addition to the time-based vesting schedule described above in “—Long Term Incentive Awards.”

(4)       These stock options vest based upon the achievement of specified sales goals and are also subject to the time-based vesting schedule described above in “—Long Term Incentive Awards.”

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Potential Payments Upon Termination or Change in Control

Other than Mr. Strahley’s severance payments described above in the section titled “—Employment Agreement,” none of our NEOs are entitled to any payments or benefits that are payable upon termination or in connection with a change in control of the Company.

Equity Plans

2014 Stock Plan

Our 2014 Stock Plan (the “2014 Plan”) was adopted by our board of directors and our stockholders in May 2014. Our 2014 Plan provides for the grant of non-qualified stock options, incentive stock options and restricted and unrestricted stock. Awards may be granted to employees, officers, directors, advisors and consultants of the Company or any of its affiliates.

Shares of our common stock granted under the 2014 Plan that are reacquired by the Company or underlying forfeited or canceled awards will again be available for issuance under the 2014 Plan.

Our 2014 Plan is administered by our board of directors or a committee designated by our board of directors (as applicable, the “administrator”). The administrator has the authority to grant awards; to construe, and determine the terms and provisions of, the applicable award agreements and the 2014 Plan (including correcting any defect or any inconsistencies); to prescribe, amend and rescind rules and regulations relating to the 2014 Plan; and to make all other determinations in the judgment of the administrator necessary or desirable for the administration of the 2014 Plan. The administrator’s interpretation of the 2014 Plan is final and conclusive.

In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split, liquidation, exchange of shares, spin-off, combination, consolidation or other similar transaction, an appropriate and proportionate adjustment shall be made in (i) the maximum number and kind of shares reserved for issuance under the 2014 Plan, (ii) the number and kind of restricted shares granted and shares or other securities subject to any then outstanding options and (iii) the exercise price of any stock options. The administrator’s determination regarding adjustments is final, binding and conclusive.

In the event of a “change of control” (as defined in the 2014 Plan), the 2014 Plan provides the administrator with discretion to, with respect to an award, provide for (i) full or partial vesting or (ii) cash-out of a vested award.

The 2014 Plan provides that, subject to certain exceptions, no participant may, among other things, lend, offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock, in each case, during the period commencing on the date of the final prospectus relating to the registration by us of shares of our common stock or any other equity securities under the Securities Act on a registration statement on Form S-1 or Form S-3, and ending on the date specified by us and the managing underwriter (such period not to exceed 180 days or such period as may be requested by us or an underwriter to accommodate certain regulatory restrictions).

Awards granted under our 2014 Plan generally may not be transferred or assigned in any manner other than by will, or the laws of descent and distribution, unless otherwise permitted by the administrator.

The administrator may amend or modify the 2014 Plan at any time without either a participant’s consent (unless such amendment or waiver would adversely impact the rights of the participant) or stockholder approval (unless such approval is required under applicable law).

Unless sooner terminated in accordance with its terms, the 2014 Plan will terminate upon the earliest of (i) any date determined by our board of directors, (ii) the date all shares under the 2014 Plan have been issued and are free of all restrictions and (iii) the dissolution or liquidation of the Company. Upon effectiveness of the 2021 Omnibus Incentive Compensation Plan described below, no further grants will be made under the 2014 Plan. The Company’s common stock underlying awards under the 2014 Plan, not to exceed 5,113,324 shares, became available again for grant under the 2014 Plan in accordance with its terms.

2021 Omnibus Incentive Compensation Plan

Our board of directors has adopted, and our stockholders have approved, the 2021 Omnibus Incentive Compensation Plan (the “2021 Plan”), pursuant to which equity-based and cash incentives may be granted to current or prospective directors, officers, employees and consultants. The 2021 Plan replaced the 2014 Plan and no further grants will be made under the 2014 Plan. The following is a summary of certain terms and conditions of the 2021 Plan. The maximum number of shares of common stock reserved under the 2021 Plan as of March 31, 2022 is 2,545,395, plus the number of shares of the Company’s common stock underlying awards under the 2014 Plan, not to exceed 5,113,324 shares, that become available again for grant under the 2014 Plan in accordance with its terms. The share pool will automatically increase on January 1 of each year beginning with January 1, 2022 by the lesser of (i) five percent (5%) of the number of shares of common stock issued and outstanding on December 31 of the immediately preceding calendar year and (ii) such number of shares of common stock determined by the Compensation Committee.

The 2021 Plan provides for the grant of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted share awards, restricted stock units, performance awards, cash incentive awards and other equity-based awards (including deferred share units and fully vested shares).

Our Compensation Committee administers the 2021 Plan and has the authority to determine the terms and conditions of any agreements evidencing awards granted under the 2021 Plan and to establish, amend, suspend or waive such rules or regulations relating to the 2021 Plan as it deems appropriate. Our Compensation Committee will have full discretion to administer and interpret the 2021 Plan and to establish such rules, regulations and procedures, and to determine, among other things, the circumstances under which the awards may be vested, exercised or settled. With respect to director awards, our board of directors may, at its discretion, grant or administer such awards, or may delegate such authority to a committee of our board of directors.

Any current or prospective directors, officers, employees and consultants of the Company or its affiliates who are selected by our Compensation Committee will be eligible for awards under the 2021 Plan.

The number of shares of our common stock initially reserved for issuance under the 2021 Plan was equal to approximately 8.4% of the number of shares of our common stock that will be outstanding immediately after the closing of our initial public offering in 2021 (the “Initial Pool”) and will be increased on each January 1 that occurs following, and prior to the tenth anniversary of, the effective date of the registration statement of which this prospectus forms a part, in an amount equal to the lesser of (i) 5% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year and (ii) such number of shares determined by our Compensation Committee. The maximum amount payable to any non-employee director under the 2021 Plan for the first fiscal year is $1,000,000, and following such first fiscal year, is $750,000.

The maximum number of shares that may be delivered upon the exercise of incentive stock options will be equal to the Initial Pool. The maximum number of shares of common stock reserved under the 2021 Plan is 5,223,601 plus the number of shares of the Company’s common stock underlying awards under the 2014 Plan that become available again for grant under the 2014 Plan in accordance with its terms.

Shares of our common stock underlying forfeited or canceled awards will again be available for issuance under the 2021 Plan, but shares of our common stock used to pay any exercise price or applicable tax withholding obligation with respect to an award will not.

If there is a change in the Company’s corporate capitalization in the event of an extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares or other securities or property), recapitalization, rights offering, stock split, reverse stock split, split-off or spin-off, our Compensation Committee will equitably adjust any or all of the following: (i) the number and kind of securities reserved for issuance under the 2021 Plan, (ii) the number and kind of securities covered by awards then outstanding under the 2021 Plan and (iii) the exercise price, if applicable, with respect to any award. In addition, upon any reorganization, merger, consolidation, combination, repurchase or exchange of securities of the Company, issuance of warrants or other rights to purchase securities of the Company or other similar corporate transaction or event affecting the shares or the financial statements of the Company or any affiliate, or any changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law, then our Compensation Committee may, in such manner as it may deem appropriate or desirable, (i) make any of the adjustments described above; (ii) adjust any performance goal, target or measure, as applicable; (iii) make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award; or (iv) provide for the cancellation, substitution, termination or acceleration of vesting of any award.

In the event of a “change of control” (as defined in the 2021 Plan), the applicable award agreement will specify the effect of the change of control on the award.

Awards granted under our 2021 Plan generally may not be transferred or assigned in any manner other than by will, or the laws of descent and distribution, unless otherwise permitted by the committee.

The 2021 Plan has a term of ten years. Our board of directors may amend, modify or terminate the 2021 Plan at any time, subject to stockholder approval of any amendment to increase the number of shares of our common stock reserved under the plan (other than certain adjustments upon changes in capitalization), to change the class of individuals eligible to participate or to reprice options or stock appreciation right in a manner that requires stockholder approval. No amendment, modification or termination may materially and adversely affect the rights of any participant of any award without the consent of the participant. Our Compensation Committee may amend, modify or terminate any award granted or related award agreement without a participant’s consent unless such amendment, modification or termination would materially and adversely affect the rights of any participant. In addition, any such amendment or modification to reprice options or stock appreciation right in a manner that requires stockholder approval will be subject to such stockholder approval.

Employee Stock Purchase Plan

Our board of directors has adopted, and our stockholders have approved, the Employee Stock Purchase Plan (the “ESPP”). The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code (the “423 Component”) and also authorizes the grant of purchase rights under a component that is not intended to meet the requirements of Section 423 of the Code.

Generally, employees, including executive officers, employed by us or by any of our designated affiliates may participate in the ESPP. However, the administrator, in its discretion, may exclude certain employees from participating to the extent permitted under Section 423 of the Code.

The number of shares of our common stock initially reserved for issuance under the ESPP will be equal to approximately 1% of the number of shares of our common stock that will be outstanding immediately after the closing of our initial public offering in 2021, and will be increased on each January 1 that occurs following, and prior to the tenth anniversary of, the effective date of the registration statement of which this prospectus forms a part, in an amount equal to the lesser of (i) 1% of the number of outstanding shares of our common stock as of the last day of the immediately preceding calendar year and (ii) such number of shares of our common stock determined by the administrator. A total of 779,800 shares of Common Stock are reserved for issuance under the ESPP as of March 31, 2022. In no event will more than 2,400,000 shares of our common stock be issued under the ESPP.

Our board of directors or a committee appointed by our board of directors will administer the ESPP. The administrator will have full and exclusive discretionary authority to, among other things, construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries and affiliates as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including adopting such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States.

The ESPP will be implemented through a series of discrete offerings with durations designated by the administrator (not to exceed 27 months), which may be concurrent or overlapping and consist of one or more purchase periods. The ESPP provides participants the opportunity to purchase shares (an “option”) of our common stock upon completion of an offering through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of a whole percentage of their eligible compensation at a price per share determined under the terms of the applicable offering, which may be at a discount from the trading price of our common stock on the start date of the offering period or the date of purchase. The maximum discount permissible under the ESPP for offerings under the Section 423 Component is the lesser of 85% of the fair market value of a share of our common stock on the start date of an offering and the date of purchase, whichever is lower.

A participant in the Section 423 Component may purchase no more than $25,000 worth of shares of our common stock under the ESPP for each calendar year in which a purchase right is outstanding and will have the same rights and privileges as other participants to the extent required under Section 423 of the Code. During each purchase period, a participant may not purchase more shares of our common stock than the limit determined by the administrator prior to the commencement of the applicable offering.

Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our common stock. Participation ends automatically upon termination of employment with us.

Options granted under the ESPP may not be transferred, unless permitted by the administrator, in which case, rights cannot be transferred by any manner other than by will, by the laws of descent and distribution or by beneficiary designation, or as otherwise provided under the ESPP.

In the event of an extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares or other securities or property), recapitalization, rights offering, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of our common stock or our other securities or other change in our corporate structure affecting our common stock, the administrator will equitably adjust the maximum number and/or class of shares reserved under the ESPP, the number of shares and purchase price of each option under the ESPP that has not yet been exercised, and the other numerical share limits specified by the ESPP.

The ESPP provides that in the event of our proposed dissolution or liquidation, “change of control” (as defined in the ESPP) or other similar transaction, the current purchase period will be shortened by setting a new purchase date.

The ESPP has a term of 20 years, unless it is terminated earlier by our board of directors. The administrator has the authority to amend, suspend or terminate the ESPP at any time, subject to stockholder approval as required under Section 423 of the Code.

TRANSACTIONS WITH RELATED PERSONS

Described below are all transactions occurring since January 1, 2020 and all currently proposed transactions to which either we were a party and in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) a director, executive officer, holder of more than 5% of our outstanding common stock, or any member of such person's immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions with unrelated third parties.

Series D Convertible Preferred Stock Financing

In December 2020 and January 2021, we issued and sold an aggregate of 1,105,045 shares of our Series D redeemable convertible preferred stock at a purchase price of $76.92 per share for an aggregate purchase price of approximately $85.0 million. All shares of our Series D redeemable convertible preferred stock converted to shares of common stock at IPO.

The following table summarizes purchases of our Series D redeemable convertible preferred stock by investors that hold more than 5% of our outstanding voting securities and their affiliated entities.

Investor	Series D Convertible Preferred Shares	Total Purchase Price
Connecticut Innovations, Incorporated(1)	13	$1,000
Entities affiliated with BlackRock, Inc.(2)	195	$15,000
Entities affiliated with Danaher Innovation Center LLC(3)	56	$4,300
Entities affiliated with Northpond Ventures, LP(4)	321	$24,700
Entities affiliated with Perceptive Advisors LLC(5)	390	$30,000

_______________

(1)	Daniel Wagner, a member of our board of directors, is affiliated with Connecticut Innovations, Incorporated.
(2)	Entities affiliated with BlackRock, Inc. whose shares are aggregated for the purposes of reporting ownership information include BlackRock Health Sciences Master Unit Trust and BlackRock Health Sciences Trust II.
(3)	Entities affiliated with Danaher Innovation Center LLC whose shares are aggregated for the purposes of reporting ownership information include Danaher Innovation Center LLC and DH Life Sciences LLC.
(4)	Entities affiliated with Northpond Ventures, LP whose shares are aggregated for the purposes of reporting ownership information include Northpond Capital, LP and Northpond Ventures II, LP. Adam Wieschhaus, a member of our board of directors, is affiliated with Northpond Ventures, LP.
(5)	Entities affiliated with Perceptive Advisors LLC whose shares are aggregated for the purposes of reporting ownership information include Perceptive Life Sciences Master Fund, Ltd., Perceptive Credit Holdings III, LP and PCOF EQ AIV III, LP. Jason Myers, a member of our board of directors, was designated by Perceptive Life Sciences Master Fund, Ltd. pursuant to the terms of our Voting Agreement.

Credit Agreement and Guaranty

On December 30, 2020, we closed on a $50.0 million Credit Agreement with a significant equity investor, of which we borrowed $25.0 million immediately upon closing. In May 2021, we borrowed an additional $10.0 million. On March 30, 2022, we entered into a Third Amendment to Credit Agreement and Guaranty with Perceptive Credit Holdings III, LP pursuant to which the prior remaining $15.0 million Tranche C term loan was changed to $7.5 million and such amount was borrowed on March 30, 2022. In addition, the Third Amendment added a new $7.5 million Tranche D term loan, which remains available through June 30, 2022 subject to several conditions, including pro forma compliance with the covenant showing total revenue of at least $16.8 million for the twelve-month period ending March 31, 2022.

Borrowings under the Credit Agreement bear interest at the one-month LIBOR, with a 1.75% floor, plus a 9.50% margin (11.25% at December 31, 2021). Monthly payments of interest-only are due over the term of the loan with no scheduled loan amortization. Amounts borrowed are due and payable on the maturity date, December 30, 2025. The loan is secured by substantially all of the Company’s assets. Financial covenants include a $3.0 million minimum cash balance at all times and minimum revenue amounts measured on a quarterly basis. On October 29, 2021, we entered into the Second Amendment to, among other things, eliminate the minimum total revenue covenant for the twelve months ending December 31, 2021 and reset the minimum total revenue covenants thereafter. Pursuant to the Second Amendment, the minimum total revenue covenant, as amended, has resumed testing for the twelve months ending March 31, 2022. As of March 31, 2022, the Company was in compliance will the minimum total revenue covenant requirement of $16.8 million.

In connection with the execution of the Credit Agreement, we issued to Perceptive Credit Holdings III, LP a warrant to purchase up to 97,504 shares of Series D redeemable convertible preferred stock at a price per share equal to $76.92. Upon closing of the IPO on October 12, 2021, the Series D redeemable convertible preferred stock warrant was converted into a warrant exercisable for a total of 811,374 shares of common stock with an exercise price of $9.62 per warrant share. In connection with the Third Amendment to the Credit Agreement dated March 30, 2022, warrants were reissued and the exercise price was changed from $9.62 per warrant share to $6.00 per warrant share.

Investors’ Rights Agreement

We are party to our Sixth Amended and Restated Investors’ Rights Agreement (the “Investor Rights Agreement”), dated as of December 30, 2020, with certain holders of our capital stock, including entities affiliated with Northpond Ventures, LP, Spring Mountain Capital, LP, Perceptive Advisors LLC, Connecticut Innovations, Incorporated and Danaher Innovation Center LLC. The Investor Rights Agreement provides, among other things, that certain holders of our capital stock have the right to demand that we file a registration statement or request that their shares of capital stock be covered by a registration statement that we are otherwise filing, subject to certain exceptions. The registration and associated rights will expire no later than five years following the completion of our initial public offering (i.e. October, 2026). All other rights set forth in the Investor Rights Agreement terminated immediately prior to the completion of our initial public offering.

Right of First Refusal and Co-Sale Agreement

We were party to our Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Right of First Refusal Agreement”), dated as of December 30, 2020, under which we have a right of first refusal, and certain holders satisfying an ownership threshold of redeemable convertible preferred stock have a right of first refusal and co-sale, with respect to shares of capital stock that certain stockholders propose to sell to third parties. Entities affiliated with Northpond Ventures, LP, Spring Mountain Capital, LP, Perceptive Advisors LLC, Connecticut Innovations, Incorporated and Danaher Innovation Center LLC are among the parties to the Right of First Refusal Agreement. This Agreement terminated upon completion of the Company’s initial public offering.

Voting Agreement

We were party to our Sixth Amended and Restated Voting Agreement (the “Voting Agreement”), dated as of December 30, 2020, under which certain holders of our capital stock, including Sean Mackay, our Chief Executive Officer, and entities affiliated with Northpond Ventures, LP, Spring Mountain Capital, LP, Perceptive Advisors LLC, Connecticut Innovations, Incorporated and Danaher Innovation Center LLC, have agreed to the manner in which they will vote their shares on certain matters, including the election of directors. See “Management—Board Composition.” In connection with this offering, the Voting Agreement will terminate following completion of this offering and none of our stockholders will have any special rights regarding the election or designation of any members of our board of directors or the voting of our capital stock. This Agreement terminated upon completion of the Company’s initial public offering.

Indemnification

We provide indemnification to our directors and officers so that they will be free from undue concern about personal liability in connection with their service to us. Under our Amended and Restated Bylaws and Certificate of Incorporation, we are required to indemnify our directors and officers to the extent not prohibited under Delaware or other applicable law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of IsoPlexis, and otherwise to the fullest extent permitted under Delaware law and our Amended and Restated Bylaws and Certificate of Incorporation.

Related Person Transactions Policy and Procedures

We have adopted a written Related Person Transactions and SEC Compliance Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of our Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits of the transaction to us and whether any alternative transactions were available. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in the good faith exercise of its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are IsoPlexis stockholders will be “householding” our proxy materials. A single set of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his or her best judgment.

By Order of the Board of Directors

/s/ Richard W. Rew II

Richard W. Rew II

Secretary

Branford, CT

April 29, 2022

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, IsoPlexis Corporation, 35 N.E. Industrial Road, Branford, CT 06405.

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2022 Annual Meeting Proxy Card

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Gregory P. Ho	☐	☐	☐
02 - Daniel Wagner	☐	☐	☐
03 - Adam Wieschhaus	☐	☐	☐

Proposal	For	Against	Abstain
2. Selection of Deloitte & Touche LLP as independent accountant	☐	☐	☐

3 1 B M

03N0P8

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. For Against Abstain For Against Abstain For Against Abstain + 1. Election of Directors: 01 - Gregory P. Ho 02 - Daniel Wagner 03 - Adam Wieschhaus 2. Selection of Deloitte & Touche LLP as independent accountant For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

2022 Annual Meeting of IsoPlexis Corporation Shareholders
June 16, 2022. 4:00 pm ET
36 East Industrial Road Branford, CT 06405

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IsoPlexis Corporation

Notice of 2022 Annual Meeting of Shareholders

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

03N0QB 1 U P X + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.isoplexis.com q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q IsoPlexis Corporation Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 16, 2022 Sean Mackay and John G. Conley, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of IsoPlexis Corporation to be held on June 16, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)